PRICING SUPPLEMENT No. U2078 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 Dated May 8, 2017

Credit Suisse AG $3,000,000 Trigger Autocallable Contingent Yield Notes

Linked to the performance of the Least Performing Underlying between the SPDR® S&P® Bank ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF due on May 12, 2020

Investment Description

Trigger Autocallable Contingent Yield Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Least Performing Underlying between the SPDR® S&P® Bank ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF (each an “Underlying” and together the “Underlyings”). Credit Suisse will pay you a Contingent Coupon if the closing levels of all the Underlyings on the applicable Observation Date (including the Final Valuation Date) are equal to or greater than their respective Coupon Barriers. Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. Credit Suisse will automatically call the Notes prior to maturity if the closing level of each Underlying on any Observation Date (beginning after six months) is equal to or greater than its respective Initial Underlying Level. If the Notes are called, Credit Suisse will pay you the principal amount of your Notes plus the Contingent Coupon payable on the Coupon Payment Date immediately following the applicable Observation Date (the “Automatic Call Date”), and no further amounts will be owed to you under the Notes. The Underlying with the greatest percentage decline from its Initial Underlying Level to its Final Underlying Level is the “Least Performing Underlying.” If the Notes are not called prior to maturity and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes. If the Notes are not called prior to maturity and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. In that case, you will lose a substantial portion and possibly all of your investment. Investing in the Notes involves significant risks. You will lose some or all of your investment if the Notes are not called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. The Notes will not pay a Contingent Coupon for a quarter if the closing level of any Underlying is below its Coupon Barrier on the applicable Observation Date. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Credit Suisse will automatically call the Notes on any Observation Date after six months only if both of the Underlyings close at or above their respective Initial Underlying Level on such Observation Date. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates*

☐  Contingent Coupon — Subject to Automatic Call, Credit Suisse will pay you a Contingent Coupon if the closing level of each Underlying on the applicable Observation Date is equal to or greater than its respective Coupon Barrier. Otherwise, no coupon will be paid for that quarter.

☐  Automatically Callable — Credit Suisse will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon payable for that quarter on the Coupon Payment Date immediately following the applicable Observation Date if the closing level of each Underlying on any Observation Date (beginning after six months) is equal to or greater than its respective Initial Underlying Level. If the Notes are not called, investors may be exposed to the depreciation of the Least Performing Underlying at maturity.

☐  Contingent Repayment of Principal Amount at Maturity — If the Notes have not been called and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you the full principal amount at maturity. If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

	Trade Date Settlement Date Observation Dates* Final Valuation Date* Maturity Date*	May 8, 2017 May 11, 2017 See page 7 (callable after six months) May 6, 2020 May 12, 2020
* Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSe YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE Least PERFORMING Underlying FROM ITS INITIAL UNDERLYING LEVEL TO ITS FINAL UNDERLYING LEVEL. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF Credit Suisse. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. the notes will not be listed on any exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These final terms relate to Notes linked to the Least Performing Underlying between the SPDR® S&P® Bank ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlyings	Tickers	Contingent Coupon Rate	Initial Underlying Levels	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
SPDR® S&P® Bank ETF	KBE	10.00% per annum	$43.13	$26.78 (Approximately 62.10% of the Initial Underlying Level)	$26.78 (Approximately 62.10% of the Initial Underlying Level)	22549C113	US22549C1137
SPDR® S&P® Oil & Gas Exploration & Production ETF	XOP		$35.29	$21.92 (Approximately 62.10% of the Initial Underlying Level)	$21.92 (Approximately 62.10% of the Initial Underlying Level)

Credit Suisse currently estimates the value of each $10.00 principal amount of the Notes on the Trade Date is $9.63 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the Least Performing Underlying between the SPDR® S&P® Bank ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF	$3,000,000.00	$10.00	$60,000.00	$0.20	$2,940,000.00	$9.80

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.20 per $10.00 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement No. I dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

♦	Prospectus supplement and Prospectus dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦    You understand that your return will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying, and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦    You believe the closing level of each Underlying will be equal to or greater than its respective Coupon Barrier on each of the Observation Dates, and you believe the Final Underlying Level of the Least Performing Underlying will be equal to or greater than its Downside Threshold.

♦    You understand and accept that you will not participate in any appreciation in the levels of the Underlyings, which may be significant, and that your potential return is limited to the Contingent Coupons, if any, that are based on the Contingent Coupon Rate listed on the cover hereof.

♦    You are willing to invest in the Notes based on the Contingent Coupon Rate, Downside Thresholds and Coupon Barriers specified on the cover hereof.

♦    You are willing to forgo any dividends paid on the equity securities included in the Underlyings.

♦    You do not seek guaranteed current income from your investment.

♦    You are willing to invest in securities that are subject to potential Automatic Call after six months and are otherwise willing to hold such securities to maturity, and you accept that there may be little or no secondary market for the Notes.

♦    You understand and accept the risks associated with the Underlyings.

♦    You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and you understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You seek an investment designed to provide a full return of principal at maturity.

♦    You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦    You are unwilling to accept that your return will be based on the Least Performing Underlying, you will not benefit from the performance of any other Underlying and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦    You believe that any one of the Underlyings will close below its Coupon Barrier on the Observation Dates, or you believe the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold.

♦    You seek an investment that participates in the full appreciation in the level of the Underlyings, and whose return is not limited to the Contingent Coupons, if any, that are based on the Contingent Coupon Rate listed on the cover hereof.

♦    You are unwilling to invest in the Notes based on the Contingent Coupon Rate, Downside Thresholds and Coupon Barriers specified on the cover hereof.

♦    You seek guaranteed current income from your investment.

♦    You prefer to receive the dividends paid on the equity securities included in the Underlyings.

♦    You are unable or unwilling to hold securities that are subject to potential Automatic Call after six months or are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦    You do not understand or accept the risks associated with the Underlyings.

♦    You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10.00 per Note
Term	Approximately three years, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings	SPDR® S&P® Bank ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF
Contingent Coupon

If the closing level of each Underlying is equal to or greater than its respective Coupon Barrier on any Observation Date, Credit Suisse will pay you the Contingent Coupon applicable to such Observation Date.

If the closing level of any Underlying is less than its respective Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not be paid and you will not receive any payment in respect of such Observation Date on the immediately following Coupon Payment Date or on any other date.

The table below sets forth the Contingent Coupon amount (based on the Contingent Coupon Rate of 10.00% per annum) that would be applicable to each Observation Date on which the closing level of each Underlying is greater than or equal to its respective Coupon Barrier.

Contingent Coupon (per Note) SPDR® S&P® Bank ETF and SPDR® S&P® Oil & Gas Exploration & Production ETF
$0.2500 per quarter
Contingent Coupons on the Notes are not guaranteed. Credit Suisse will not pay you the Contingent Coupon for any Observation Date on which the closing level of any Underlying is less than its Coupon Barrier.
Contingent Coupon Rate	The Contingent Coupon rate is 10.00% per annum for Notes linked to the Least Performing Underlying between the SPDR® S&P® Bank ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF.
Automatic Call Provision

The Notes will be automatically called if the closing level of each Underlying on any Observation Date (beginning November 8, 2017) is equal to or greater than its respective Initial Underlying Level.

If the Notes are called on any Observation Date (beginning November 8, 2017), on the Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Call Date”), Credit Suisse will pay you a cash payment per Note equal to your principal amount plus the Contingent Coupon payable on that Coupon Payment Date. No further amounts will be owed to you under the Notes.

The Notes will not be subject to an Automatic Call on an Observation Date (beginning November 8, 2017) if the closing level of any Underlying on such Observation Date is below its Initial Underlying Level.

Payment at Maturity if not called (per Note)

If the Notes are not called and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10.00.

If the Notes are not called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, on the Maturity Date, Credit Suisse will pay you less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the depreciation in the Underlying Return of the Least Performing Underlying, for an amount equal to:

$10.00 + ($10.00 × Underlying Return of the Least Performing Underlying)

You will lose some or all of your principal amount if the Notes are not called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold.

Key Terms
Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.
Coupon Barrier	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.
Initial Underlying Level	The closing level of each Underlying on the Trade Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The closing level of each Underlying on the Final Valuation Date, as determined by the calculation agent.
Observation Dates	The first Observation Date will occur on August 8, 2017; Observation Dates will occur thereafter as listed in the “Observation Dates/Coupon Payment Dates” section below. The final Observation Date, May 6, 2020, will be the “Final Valuation Date.”
Coupon Payment Dates	The first Coupon Payment Date will occur on August 10, 2017; Coupon Payment Dates will occur thereafter as listed in the “Observation Dates/Coupon Payment Dates” section below, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Lowest Performing Underlying	Least Performing Underlying
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Investment Timeline

Trade Date	The Contingent Coupon Rate is set, the Initial Underlying Level of each Underlying is observed, and the Downside Threshold and Coupon Barrier for each Underlying are determined.

Each Observation Date, including the Final Valuation Date (callable after six months)

If the closing level of each Underlying is equal to or greater than its respective Coupon Barrier on any Observation Date, Credit Suisse will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will be called if the closing level of each Underlying on any Observation Date on or after November 8, 2017 is equal to or greater than its respective Initial Underlying Level. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon payable on the Automatic Call Date.

Maturity Date

The Final Underlying Level of each Underlying is observed on the Final Valuation Date.

If the Notes have not been called and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date, Credit Suisse will pay you a cash payment per Note equal to $10.00.

If the Notes have not been called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, for an amount equal to:

$10.00 + ($10.00 × Underlying Return of the Least Performing Underlying)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

The Notes will not pay a Contingent Coupon if the closing level of any Underlying is below its Coupon Barrier on the applicable Observation Date. The Notes will not be subject to an Automatic Call on an Observation Date if the closing level of any Underlying on such Observation Date is below its Initial Underlying Level. If the Notes are not called, you will lose some or all of your investment at maturity if the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold.

Observation Dates(1) and Coupon Payment Dates(2)(3)
Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
August 8, 2017*	August 10, 2017*	February 6, 2019	February 8, 2019
November 8, 2017	November 10, 2017	May 8, 2019	May 10, 2019
February 7, 2018	February 9, 2018	August 7, 2019	August 9, 2019
May 8, 2018	May 10, 2018	November 7, 2019	November 12, 2019
August 8, 2018	August 10, 2018	February 6, 2020	February 10, 2020
November 8, 2018	November 13, 2018	May 6, 2020	May 12, 2020

*	The Notes are not callable until the second Observation Date, which is November 8, 2017.

(1)	Each subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2)	Each subject to the modified following business day convention and subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(3)	Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlyings. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Notes. If the Final Underlying Level of any Underlying is less than its Downside Threshold, you will be fully exposed to any depreciation in the Least Performing Underlying and will incur a loss proportionate to the Underlying Return of the Least Performing Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold, and in such event, by how much the Final Underlying Level of the Least Performing Underlying will decrease in comparison to its Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Return on the Notes is limited to the sum of any Contingent Coupons and you will not participate in any appreciation of the applicable Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of any appreciation in the level of the applicable Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Coupon Payment Date and you may be unable to invest in other notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. Because the Notes could be called as early as the second Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the applicable Underlying’s risk of decline even though you are not able to participate in any potential appreciation in the level of the applicable Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called or that the level of the applicable Underlying will remain greater than or equal to the Coupon Barrier and Downside Threshold. This is due to the decline in the level of the applicable Underlying and the shorter time remaining for the level of the applicable Underlying to recover to or above the Coupon Barrier and Downside Threshold on a subsequent Observation Date or the Final Valuation Date, respectively. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the applicable Underlying, a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the applicable Underlying.

♦	You may not receive any Contingent Coupons — Credit Suisse will not necessarily pay periodic coupons on the Notes. If the closing level of any one of the Underlyings on an Observation Date is less than its respective Coupon Barrier, Credit Suisse will not pay you the Contingent Coupon applicable to such Observation Date. If the closing level of any one of the Underlyings is less than its respective Coupon Barrier on each of the Observation Dates, Credit Suisse will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of any Underlying could be less than its Coupon Barrier or Downside Threshold on any Observation Date or on the Valuation Date, respectively, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barriers or Downside Thresholds) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, relatively lower Coupon Barriers or Downside Thresholds may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the Notes have a greater likelihood of a return of principal at maturity. The volatilities of the Underlyings can change significantly over the term of the Notes. The levels of the Underlyings for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

♦	Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of Contingent Coupons not being paid and of you sustaining a significant loss on your investment — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of fewer Underlyings. With two Underlyings, it is more likely that the closing level of any Underlying will be less than its Coupon Barrier on an Observation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦	Your return will be based on the individual return of each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	There are risks associated with the Underlyings — Although shares of the Underlyings are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. The Underlyings are subject to management risk, which is the risk that its investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the Underlyings. Any of these actions could adversely affect the price of the shares of the Underlyings and consequently the value of the Notes. For additional information about the Underlyings, see “The Underlyings” herein.

♦	The performance and market value of each Underlying, particularly during periods of market volatility, may not correlate to the performance of its Tracked Index — The SPDR® S&P® Bank ETF will generally invest in all of the equity securities included in the S&P® Banks Select IndustryTM Index and the S&P® SPDR® S&P® Oil & Gas Exploration & Production ETF will generally invest in all of the equity securities included in the S&P® Oil & Gas Exploration & Production Select IndustryTM Index, each such index a “Tracked Index,” but each Underlying may not fully replicate its Tracked Index. There may be instances where the investment advisor for an Underlying may choose to overweight a stock in the Tracked Index for such Underlying, purchase securities not included in the Tracked Index for an Underlying that such investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Tracked Index. Finally, because the shares of the Underlyings are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of an Underlying may differ from the net asset value per share of such Underlying.

During periods of market volatility, securities held by an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an Underlying and the liquidity of such Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in such Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the net asset value per share of such Underlying. For these reasons, the performance of an Underlying may not correlate with the performance of its Tracked Index. For additional information about each Underlying, see the information set forth under “The Underlyings” herein.

♦	The stocks included in the SPDR® S&P® Bank ETF are concentrated in one particular sector — All of the stocks included in the SPDR® S&P® Bank ETF are issued by companies in the banking sector. As a result, the stocks that will determine the performance of the Underlying are concentrated in the banking sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks held by the Underlying, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the banking sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors.

♦	The stocks included in the SPDR® S&P® Oil & Gas Exploration & Production ETF are concentrated in one particular sector — All of the stocks included in the SPDR® S&P® Oil & Gas Exploration & Production ETF are issued by companies in the oil and gas exploration and production sector. As a result, the stocks that will determine the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF are concentrated in the oil and gas exploration and production sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks held by the SPDR® S&P® Oil & Gas Exploration & Production ETF, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the oil and gas exploration and production sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors.

♦	Risks associated with investments in securities with concentration in the oil and gas exploration and production industry — The SPDR® S&P® Oil & Gas Exploration & Production ETF’s assets will be concentrated in the oil and gas exploration and production industry, which means the Underlying will be more affected by the performance of the oil and gas exploration and production industry versus an exchange-traded fund that is more diversified. Companies in the oil and gas sector develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Securities of companies in the oil and gas exploration and production industry are at times subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the Underlying’s performance. In addition, oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may also be at risk for environmental damages claims which may affect the stock price of the companies included in the SPDR® S&P® Oil & Gas Exploration & Production ETF and your securities.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring securities such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately nine months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Notes are not called, the Final Underlying Level of the Least Performing Underlying being equal to or greater than its Downside Threshold. Because the Downside Thresholds are observed only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the levels of all of the Underlyings are above their respective Downside Thresholds at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of any Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the Notes;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned shares of the Underlyings or the assets that comprise the Underlyings. The return on your investment is not the same as the total return based on the purchase of shares of the Underlyings or the assets that comprise the Underlyings.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the shares of the Underlyings or the assets that comprise the Underlyings.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments—For a reference fund” in the accompanying product supplement.

♦	The U.S. federal income tax consequences of the Notes are not certain — There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of instruments with terms that are substantially the same as those of the Notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the Notes, and the tax treatment described under “Material U.S. Federal Income Tax Considerations” is not binding on the IRS or any court. Thus, the U.S. federal income tax consequences of the Notes are not certain.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment of Contingent Coupons (if any) and payments upon Automatic Call (if any) or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10.00 principal amount to the $10.00 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlyings. The actual terms are set forth on the cover of this pricing supplement and under “Key Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10.00
Term:	Approximately three years
Contingent Coupon Rate:	10.00% per annum (or 2.50% per quarter)
Contingent Coupon:	$0.2500 per quarter
Automatic Call:	Callable after six months
Initial Underlying Level:
Underlying A:	$50.00
Underlying B:	$30.00
Coupon Barrier:
Underlying A:	$31.05 (62.10% of the Initial Underlying Level)
Underlying B:	$18.63 (62.10% of the Initial Underlying Level)
Downside Threshold:
Underlying A:	$31.05 (62.10% of the Initial Underlying Level)
Underlying B:	$18.63 (62.10% of the Initial Underlying Level)

Example 1 — Notes are called on the Second Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: $40.00 (at or above Coupon Barrier) Underlying B: $25.00 (at or above Coupon Barrier)	Notes NOT callable; Contingent Coupon equals $0.2500 on first Coupon Payment Date.
Second Observation Date	Underlying A: $51.00 (at or above Initial Underlying Level and Coupon Barrier) Underlying B: $32.00 (at or above Initial Underlying Level and Coupon Barrier)	Notes called; Issuer pays principal plus Contingent Coupon of $0.2500 on Automatic Call Date.
	Total Payment (per $10.00 Note)	$10.5000 (5.0000% total return)

Because the closing level of each Underlying is equal to or greater than the applicable Initial Underlying Level on the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are called on the second Observation Date, and on the Automatic Call Date Credit Suisse will pay you a total of $10.2500 per $10.00 principal amount (reflecting your principal amount plus the applicable Contingent Coupon). When added to the Contingent Coupon of $0.2500 received on the prior Coupon Payment Date, you will have received a total of $10.5000 per $10.00 principal amount, a 5.0000% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are NOT called and the Final Underlying Level of each Underlying is at or above its respective Downside Threshold and Coupon Barrier on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: $40.00 (at or above Coupon Barrier) Underlying B: $25.00 (at or above Coupon Barrier)	Notes NOT callable; Contingent Coupon equals $0.2500 on first Coupon Payment Date.
Second Observation Date	Underlying A: $33.00 (at or above Coupon Barrier) Underlying B: $22.00 (at or above Coupon Barrier)	Notes NOT called; Contingent Coupon equals $0.2500 on second Coupon Payment Date.
Third Observation Date	Underlying A: $35.00 (at or above Coupon Barrier) Underlying B: $18.00 (below Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth through Eleventh Observation Dates	Underlying A: Various (all at or above Coupon Barrier; below Initial Underlying Level) Underlying B: Various (all below Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on any Coupon Payment Date immediately following the fourth through eleventh Observation Date.
Final Valuation Date

Underlying A: $45.00 (at or above Coupon Barrier and Downside Threshold; below Initial Underlying Level)

Underlying B: $26.00 (at or above Coupon Barrier and Downside Threshold; below Initial Underlying Level)

Notes NOT called; Issuer pays principal plus Contingent Coupon of $0.2500 on Maturity Date.
	Total Payment (per $10.00 Note)	$10.7500 (7.5000% total return)

Because the closing level of at least one Underlying was less than its respective Initial Underlying Level on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not called. Because the Final Underlying Level of each Underlying is equal to or greater than its respective Downside Threshold and Coupon Barrier, at maturity, Credit Suisse will pay you $10.2500 per $10.00 principal amount, which is equal to your principal amount plus the Contingent Coupon due on the Final Valuation Date.

In addition, because the closing level of each Underlying was equal to or greater than its respective Coupon Barrier on the first and second Observation Dates, Credit Suisse will pay you Contingent Coupons of $0.2500 on each of the immediately following Coupon Payment Dates. However, because the closing level of at least one Underlying was less than its Coupon Barrier on the third through eleventh Observation Dates, you will not be entitled to receive any Contingent Coupons on the immediately following Coupon Payment Dates. When added to the Contingent Coupons of $0.5000 received on the prior Coupon Payment Dates, you will have received a total of $10.7500 per $10.00 principal amount, a 7.5000% total return on the Notes.

Example 3 — Notes are NOT called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: $40.00 (at or above Coupon Barrier) Underlying B: $25.00 (at or above Coupon Barrier)	Notes NOT callable; Contingent Coupon equals $0.2500 on first Coupon Payment Date.
Second Observation Date	Underlying A: $33.00.00 (at or above Coupon Barrier) Underlying B: $22.00 (at or above Coupon Barrier)	Notes NOT called; Contingent Coupon equals $0.2500 on second Coupon Payment Date.
Third Observation Date	Underlying A: $35.00 (at or above Coupon Barrier) Underlying B: $18.00 (below Coupon Barrier)	Notes NOT called Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth through Eleventh Observation Dates	Underlying A: Various (all at or above Coupon Barrier; below Initial Underlying Level) Underlying B: Various (all below Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on any Coupon Payment Date immediately following the fourth through the eleventh Observation Dates.
Final Valuation Date	Underlying A: $43.00 (at or above Downside Threshold and Coupon Barrier) Underlying B: $12.00 (below Downside Threshold and Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer pays less than the principal amount resulting in a loss proportionate to the depreciation of the Least Performing Underlying.
	Total Payment (per $10.00 Note)	$4.5000 (55.0000% loss)

Because the closing level of at least one Underlying is less than its respective Initial Underlying Level on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not called. Because the Final Underlying Level of at least one Underlying is less than its Downside Threshold, at maturity, Credit Suisse will pay you $4.00 per $10.00 principal amount, calculated as follows:

The Underlying Return of the Least Performing Underlying will equal:

Final Underlying Level of Underlying B – Initial Underlying Level of Underlying B

Initial Underlying Level of Underlying B

= −0.60

The Payment at Maturity= principal amount of the Notes × (1 + Underlying Return of the Least Performing Underlying)

= $10 × (1 – 0.60) = $4

In addition, because the closing level of each Underlying was equal to or greater than its respective Coupon Barrier on the first and second Observation Dates, Credit Suisse will pay you a Contingent Coupon of $0.2500 on each of the immediately following Coupon Payment Dates. However, because the closing level of at least one Underlying was less than its respective Coupon Barrier on the third through twelfth Observation Dates, (including the Final Valuation Date), the Issuer will not pay any Contingent Coupon on the immediately following Coupon Payment Dates (including the Maturity Date). When added to the Contingent Coupons of $0.5000 received on the prior Coupon Payment Dates, you will have received a total of $4.5000 per $10.00 principal amount, a 55.0000% total loss on the Notes.

Hypothetical Payment at Maturity excluding any Contingent Coupons

The table below assumes the Notes are not called prior to the Final Valuation Date and illustrates, for a $10.00 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying, excluding Contingent Coupons, if any. If the Notes are not called and the Final Underlying Level of each Underlying is equal to or greater than its respective Downside Threshold and Coupon Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10.00 plus the contingent coupon payable. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity (excluding Contingent Coupons, if any)
100.00%	N/A	$10.00
90.00%	N/A	$10.00
80.00%	N/A	$10.00
70.00%	N/A	$10.00
60.00%	N/A	$10.00
50.00%	N/A	$10.00
40.00%	N/A	$10.00
30.00%	N/A	$10.00
20.00%	N/A	$10.00
10.00%	N/A	$10.00
0.00%	N/A	$10.00
−10.00%	−10.00%	$10.00
−20.00%	−20.00%	$10.00
−30.00%	−30.00%	$10.00
−37.90%	−37.90%	$10.00
−38.00%	−38.00%	$6.20
−40.00%	−40.00%	$6.00
−50.00%	−50.00%	$5.00
−60.00%	−60.00%	$4.00
−70.00%	−70.00%	$3.00
−80.00%	−80.00%	$2.00
−90.00%	−90.00%	$1.00
−100.00%	−100.00%	$0.00

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlyings

The SPDR® S&P® Bank ETF

We have derived all information contained herein regarding the SPDR® S&P® Bank ETF from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., which maintains and manages the SPDR® S&P® Bank ETF, and acts as investment advisor to the SPDR® S&P® Bank ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® S&P® Bank ETF.

The SPDR® S&P® Bank ETF is an exchange-traded fund that seeks investment results that, before fees and expenses, correspond generally to the total return performance of the S&P Banks Select Industry Index, which represents the banks segment of the S&P® Total Market Index.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Bank ETF. Information filed by the SPDR® Series Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57793 and 811-08839. Shares of the SPDR® S&P® Bank ETF are listed on the NYSE Arca under ticker symbol “KBE.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.

The SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained herein regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., which maintains and manages the SPDR® S&P® Oil & Gas Exploration & Production ETF and acts as investment advisor to the SPDR® S&P® Oil & Gas Exploration & Production ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks investment results that, before fees and expenses, correspond generally to the total return of the S&P Oil & Gas Exploration & Production Select Industry™ Index, which measures the performance of the oil and gas exploration and production segment of the S&P® Total Market Index.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information filed by the SPDR® Series Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57793 and 811-08839. Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are listed on the NYSE Arca under ticker symbol “XOP.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 2, 2008 through May 8, 2017. The closing level of the SPDR® S&P® Bank ETF on May 8, 2017 was $43.13. The dotted red line on the SPDR® S&P® Bank ETF graph represents its Coupon Barrier and Downside Threshold equal to approximately 62.10% of its closing level on May 8, 2017. The closing level of the SPDR® S&P® Oil & Gas Exploration & Production ETF on May 8, 2017 was $35.29. The dotted red line on the SPDR® S&P® Oil & Gas Exploration & Production ETF graph represents its Coupon Barrier and Downside Threshold equal to approximately 62.10% of its closing level on May 8, 2017. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the SPDR® S&P® Bank ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF, see “The Underlyings” herein.

Correlation of the Underlyings

The following graph sets forth the historical performances of the SPDR® S&P® Bank ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF from January 2, 2008 through May 8, 2017, based on the daily closing levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 2, 2008 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the Underlyings during the term of the Notes, including on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks – Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of Contingent Coupons not being paid and of you sustaining a significant loss on your investment” herein.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the Notes that may be relevant to holders of the Notes that acquire their Notes from us as part of the original issuance of the Notes. This discussion applies only to holders that hold their Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the Notes as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the Notes, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the Notes, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Notes

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of Notes with terms that are substantially the same as those of your Notes. Thus, the characterization of the Notes is not certain. Due to the terms of the Notes and the uncertainty of the tax law with respect to the characterization of the Notes, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, believes that it is reasonable to treat the Notes, for U.S. federal income tax purposes, as prepaid financial contracts with respect to the Underlyings that are eligible for open transaction treatment in part, but is unable to opine that this characterization is more likely than not to be upheld. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the Notes and, by acceptance of the Notes, you agree to treat the Notes for all tax purposes in accordance with such characterization. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the Notes as prepaid financial contracts, the balance of this discussion assumes that the Notes will be so treated.

Alternative Characterizations of the Notes

You should be aware that the characterization of the Notes as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The Notes are not, and we do not expect that the Notes will be, listed on a securities exchange. In the event the Notes are listed on a securities exchange and the IRS seeks to characterize your Notes as options, the Notes would be characterized as Code section 1256 contracts. In such case, the Notes would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. It is also possible that the IRS would assert that the Notes are debt instruments, which may result in adverse tax consequences. You should consult your tax advisor regarding the possible tax consequences of characterization of the Notes as debt instruments. If the underlying shares are a non-U.S. company, including American Depository Shares (“ADSs”), the IRS could also characterize your Notes as an option on a passive foreign investment company (“PFIC”). Alternatively, the IRS might assert that the Notes constitute a “constructive ownership transaction,” in which case, under Code section 1260, all or a portion of your gain, if any, from the Notes would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income. See “Constructive Ownership Transaction and Passive Foreign Investment Company Rules” below. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of Notes that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding Notes, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the Notes.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting. If the security provides for the payment of the redemption amount in cash based on the return of the Underlyings, upon receipt of the redemption amount of the Notes from us (and subject to the discussion below under “Constructive Ownership Transaction and Passive Foreign Investment Company Rules”), a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. Such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the security for more than one year at maturity and short-term capital gain or loss otherwise. If the security provides for the payment of the redemption amount in physical shares or units of the Underlyings, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security. A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units). If the Underlyings are shares in a non-U.S. company, including ADSs, you may be subject to the PFIC rules (see “Constructive Ownership Transaction and Passive Foreign Investment Company Rules” below).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security. Subject to the discussion below under “Constructive Ownership Transaction and Passive Foreign Investment Company Rules,” such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the security for more than one year at the time of disposition and short-term capital gain or loss otherwise. It is possible that a portion of the amount realized from the sale or taxable disposition of the Notes prior to the payment date attributable to an expected coupon could be treated as ordinary income. You should consult your tax advisor regarding this possibility and the consequences of such treatment to you.

Constructive Ownership Transaction and Passive Foreign Investment Company Rules

All or a portion of gain arising from certain “constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income. These rules by their terms may apply to any gain derived from the Notes if the Notes reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260, which generally includes shares in a PFIC, an exchange traded fund and certain other entities. If the term of the Notes is one year or greater and the Underlyings include an equity interest in a PFIC or an exchange traded fund, the IRS might assert that the constructive ownership transaction rules of Code section 1260 apply.

If the Notes are treated as a constructive ownership transaction, any gain therefrom that otherwise would be long-term capital gain in excess of the “net underlying long-term capital gain” will be treated as ordinary income, and an interest charge will apply as if such income had accrued for tax purposes at a constant yield over the term of the Notes. There is a presumption that all of the gain realized that otherwise would have been long-term capital gain is subject to recharacterization as ordinary income and an interest charge, unless the contrary is demonstrated by clear and convincing evidence. Accordingly, any gain a U.S. Holder realizes from the sale, exchange or redemption of its notes in excess of the amount of long-term capital gain that it can establish that it would have realized had it (1) invested in the Underlyings (rather than the Notes) on the issue date of the Notes, and (2) sold the Underlyings on the date of sale, exchange or redemption of the Notes, could be recharacterized as ordinary income and subject to an interest charge, as described above.

Code section 1260 also provides that the U.S. Department of the Treasury is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey “substantially all of the economic return” with respect to the applicable reference asset, which in the case of the Notes would be all or a portion of the Underlyings. However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to notes that are issued before such regulations. Thus, although we believe that the Notes should not be considered to convey substantially all the economic return with respect to the Underlyings, in the absence of regulations, there can be no assurance that the Notes would not be so considered or that Code section 1260 would not otherwise apply to the Notes.

If the Notes provide for the payment of the redemption amount in physical shares or units of the Underlyings and such physical shares or units constitute an ownership interest in a PFIC, U.S. Holders generally would be subject to adverse U.S. federal income tax consequences if physical shares or units are received. If the physical shares or units received were to constitute an ownership interest in a PFIC, a U.S. Holder would be required to (1) allocate the amount of any “excess distribution” in respect of the PFIC (including any gain realized from the disposition of an interest in the PFIC) ratably to each day in its holding period for the physical shares or units (which, as noted above, would begin on the day after delivery of the physical shares or units), (2) pay tax on the excess distribution at the maximum tax rate in effect for each taxable year to which the excess distribution is allocable, and (3) pay additional tax equal to interest accruing (at the rate charged for underpayments of U.S. federal tax) on the tax determined under (2) above, accruing from (a) the beginning of the due date (without regard to extensions) for the filing of tax returns for the taxable years to which the excess distribution is allocated under (1) above, to (b) the due date for the taxable year in which the excess distribution occurred. Also, if the physical shares or units received were treated as an ownership interest in a PFIC, an individual U.S. Holder would not get a step-up in tax basis to the fair market value upon the holder’s death. A U.S. Holder would also be required to file IRS Form 8621 for each year in which the U.S. Holder (i) recognizes gain on the direct or indirect disposition of the physical shares, (ii) receives certain direct or indirect distributions from us, or (iii) makes any of certain reportable elections (including a mark-to-market election). In addition, subject to certain exceptions applicable to de minimis shareholdings, each U.S. Holder who is a direct or indirect shareholder of a PFIC is required to file an annual report on IRS Form 8621. This requirement is in addition to other reporting requirements applicable to ownership in a PFIC. Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such form is filed.

We have not, and will not, attempt to ascertain whether the issuer of shares in any underlying is a PFIC. It is possible that the issuer of shares in an underlying is a PFIC, and that the Notes constitute an ownership interest in a PFIC, with the consequences described above. It is also possible that the issuer of shares in such underlying is not a PFIC. In making its investment decision, a Non-U.S. Holder should be prepared to accept the tax treatment that results from either the Underlyings being treated as a PFIC or from the Underlyings not being a PFIC.

You should consult with your tax advisor regarding the possible application of the constructive ownership transaction and PFIC rules to the Notes.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the Notes) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the Notes and any gain on sale or other taxable disposition of the Notes will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the Notes.

Notes Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to it, a financial institution may be required to report information to the IRS regarding the holders of the Notes. In the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the Notes directly or indirectly through such non-compliant foreign financial institutions, a payor may be required to withhold on a portion of payments under the Notes. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the Notes are determined to be from sources within the United States, such payments will be treated as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) with respect to foreign passthru payments, any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is issued on or prior to the date that is six months after the date on which final regulations defining foreign passthru payments are published (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your Notes through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by a person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Pursuant to the regulations and subject to certain exceptions, “specified domestic entities” are domestic corporations, domestic partnerships, or certain trusts that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain corporations and partnerships, which are closely held by a specified individual and that meet passive income or passive asset tests, and, with certain exceptions, domestic trusts that have one or more specified individuals or specified domestic entities as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or a specified domestic entity. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear. Except as provided under “Notes Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the Notes that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its Notes, provided that such Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Notes Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the Notes (except to the extent of the coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the Notes should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax at a rate of 30%. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017.

Pursuant to Notice 2016-76, for any payment made on or after January 1, 2017 with respect to any transaction issued on or after January 1, 2017, any NPC or ELI that has a delta of one with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively. For any payment made on or after January 1, 2018 with respect to any transaction issued on or after January 1, 2018, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

Certain events could cause previously issued Notes to be deemed to be issued as new Notes for purposes of the effective dates provided in Notice 2016-76. For example, it is possible that the IRS could assert that a reconstitution or rebalancing of the Underlyings is a significant modification of the Notes due to an exercise of discretion with respect to such reconstitution or rebalancing and, therefore, a deemed issuance of the Notes upon the occurrence of such event. It is also possible that U.S. withholding tax could apply to the Notes under these rules if a Non-U.S. Holder enters, or has entered, into certain other transactions in respect of the underlying equity or the Notes. A Non-U.S. Holder that enters, or has entered, into other transactions in respect of the Underlying or the Notes should consult its own tax advisor regarding the application of Code section 871(m) to its Notes in the context of its other transactions.

Withholding on payments will be based on actual dividends or, if stated in writing on the issue date of the Notes, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided, communicated, or made available to Non-U.S. Holders in a manner permitted by the applicable regulations.

In accordance with Notice 2016-76, U.S. tax will be withheld on any portion of a payment or deemed payment (including, if appropriate, the payment of the purchase price) that is a dividend equivalent with respect to any security issued (or deemed issued) on or after January 1, 2017 and prior to January 1, 2018 that has a delta of one unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Based on the terms of the Notes and representations provided by us as of the applicable pricing date, our counsel is of the opinion that a security (exclusive of any other transactions that may be combined with the security as discussed herein) should not be a “delta-one transaction” within the meaning of Notice 2016-76. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the Notes constitute dividend equivalent payments.

Foreign Investment in U.S. Real Property

A Non-U.S. Holder may be subject to U.S. federal income tax on a disposition of a “U.S. real property interest” as defined in Treasury Regulations section 1.897-1(c) (a “USRPI”). Any gain on such disposition is treated as effectively connected with a U.S. trade or business of the Non-U.S. Holder and is subject to tax and withholding on the amount realized on the disposition. A USRPI may consist of a direct interest in U.S. real property or an interest in a United States real property holding corporation (a “USRPHC”) within the meaning of Code section 897. However, an interest in a USRPHC that does not exceed generally 5% of the corporation’s regularly traded stock is not a USRPI.

Thus, a Non-U.S. Holder who owns directly, indirectly or constructively, shares of any of the Underlyings that are considered to be a USRPI, or other interests having a return based on the appreciation in the value of, or in the gross or net proceeds or profits generated by, such underlying, may be subject to U.S. federal income tax on the sale or exchange of the Notes if such Non-U.S. Holder owns more than generally 5% of the shares of such underlying when considering the shares or interests of such underlying that are directly, indirectly or constructively owned by such Non-U.S. Holder. Ownership of the Notes may also impact the taxation of such other shares or interests.

We have not, and will not, attempt to ascertain whether the issuer of shares in any underlying is a USRPHC. It is possible that the issuer of shares in an underlying is a USRPHC, and that the Notes constitute an ownership interest in or an option on a USRPI, with the consequences described above. It is also possible that the issuer of shares in such underlying is not a USRPHC. In making its investment decision, a Non-U.S. Holder should be prepared to accept the tax treatment that results from either the Underlyings being treated as a USRPI or from the Underlyings not being a USRPI.

Each Non-U.S. Holder, in connection with acquiring the Notes, is deemed to represent that it does not own, and will not own, more than 5% of the shares of each of the Underlyings that is considered to be a USRPHC, either directly, indirectly or constructively. We and any withholding agent will rely on the accuracy of this representation. For purposes of this discussion, any interest other than solely as a creditor within the meaning of Treasury Regulations Section 1.897-1(d) shall be treated as ownership of shares of the Underlyings.

Non-U.S. Holders should consult their own tax advisors on the impact of other shares or interests in the Underlyings, the impact of ownership of the Notes on such other shares or interests, and the consequences of making the representation in the preceding paragraph.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Potential Changes to the Tax Rules for Financial Instruments

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the Notes). These or other potential changes in law could adversely affect the tax treatment of the Notes and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the Notes should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the Notes to recognize income in respect of the Notes prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the Notes being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the Notes could be subject to U.S. withholding tax in respect of the Notes under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your Notes (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Backup Withholding and Information Reporting

A holder of the Notes (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the Notes may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.20 per $10.00 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated February 14, 2017 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 14, 2017. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated February 14, 2017, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 14, 2017. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.